FOR IMMEDIATE RELEASE

Robert Nardelli Joins Pep Boys' Board of Directors

PHILADELPHIA, PA - March 2, 2015 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket retail and service chain, announced today that Robert Nardelli, the former Chairman and CEO of The Home Depot and Chrysler, has joined its Board of Directors. With this appointment, Pep Boys has increased the current size of its Board from eight to nine Directors.

Mr. Nardelli is the Founder & CEO of XLR-8, LLC, an investment and advisory firm that helps companies identify weaknesses and improve performance. In addition to his roles at The Home Depot and Chrysler, he is widely recognized as one the best operating executives in the United States, having served for more than 30 years in senior positions at General Electric. Mr. Nardelli, about whom former CEO of GE Jack Welch, once said, is "the best operating executive I've ever seen," also serves as a Director of The Babcock & Wilcox Company and the Wounded Warriors Project and as a Trustee of the Savannah College of Art and Design and the Cristo Rey Atlanta Jesuit High School.

Chairman of the Board, Robert Hotz, said, "We are pleased to have Bob join our Board and welcome his extensive operating expertise and insight."

Mr. Nardelli added, "I am very excited and proud to be joining the Board of Pep Boys and to be returning to the automotive industry, especially as part of this leading aftermarket service and retail chain."

About Pep Boys

Since 1921, Pep Boys has been the nation's leading automotive aftermarket chain. With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

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Investor Contact:
Sanjay Sood
(215) 430-9105